Exhibit 107

Calculation of Filing Fee Tables

Form S-1MEF

(Form Type)

Black Hawk Acquisition Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.0001 par value, and 1/5 of one right to acquire one common stock(2)	1,035,000	$10.00	$10,350,000.00	0.0001476	$1,527.66
Class A ordinary shares, $0.0001 par value, included as part of the units(3)	1,035,000	-	-	-	-	(4)
Rights included as part of the units(3)	1,035,000	-	-	-	-	(4)
Representative’s shares(5)	10,350	$10.00	$103,500.00	0.0001476	$15.28
Total			$10,453,500.00		$1,542.94

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 135,000 units, consisting of 135,000 Class A ordinary shares and 135,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5)	Includes 1,350 shares which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.